UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant To Section 13 or 15(D) of the Securities Exchange Act of 1934

JANUARY 27, 2009

Date of report (Date of earliest event reported)

IPTIMIZE, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-52830	84-1471798
(State of Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification)

1720 S. BELLAIRE STREET, SUITE 200, DENVER, CO 80222

(Address of principal executive offices, including zip code)

(303) 268-3600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amended Current Report on Form 8-K/A of IPtimize, Inc. (the “Company”), constitutes Amendment No. 1 to the Company’s Current Report on Form 8-K which was filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2009 (the “Original 8-K”). This Amendment is being filed to update and restate certain information contained in the Original 8-K.

Section 4 – Items Related to Accountants and Financial Statements

Item 4.02	Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 27, 2009, IPtimize Inc. (the “Company”) discovered that it will have to restate the results of its operations for the years ended December 31, 2006 and 2007 (“Fiscal 2006 & 2007”) and that the previously issued financial statements for those periods, together with the auditor’s report thereon, for those periods should not be relied upon until restated financial information is filed with the SEC. The Fiscal 2006 & 2007 financial statements will be restated to (i) increase the loss from the operations by $562,500 and increase in preferred dividend by $36,250 (2006) or $.08 per share loss attributable to common shareholders, (ii) increase the loss from the operations by $112,500, and (iii) increase in preferred dividend by $217,500 (2007) or $.03 per share loss attributable to common shareholders.

The Company also decided that in connection with the restatement of Fiscal 2006 & 2007, it intends to review certain aspects of its accounting for the results of operations for the interim periods ended March 31, 2008, June 30, 2008 and September 30, 2008, as discussed below, and therefore cautions that the financial statements for those periods should also not be relied upon until the Company either announces that its review of those interim 2008 financial statements has indicated that no changes to the financial statements for one or more of those interim periods are needed or it files restated financial information for one or more of those interim periods with the SEC.

The restatement of the results of operations for Fiscal 2006 & 2007 will affect the interest expense related to the 2006 bridge notes for both Fiscal 2006 & 2007 and there will be a restatement of the dividend costs for the Company’s preferred B stock for both Fiscal 2006 & 2007. The issues both result from an accounting error relating to the calculation of an embedded beneficial conversion feature under the accounting provisions EITF 98-5 and EITF 00-27 that require that a calculation be made to reflect the embedded value of a security that is in the money at the date of issuance. These provisions provide that the calculation includes the value of the benefit be discounted for the length of the holding period.

The embedded beneficial conversion feature for the 2006 bridge notes has a value at the date of issuance of $675,000 to be accreted over the one year term of the loans. The amount for Fiscal 2006 was $562,500 which represents 10 months of expense and will be classified as interest expense on the restated financial statements and would increase the net loss for Fiscal 2006 to $3,420,035. The affect of this cost on loss per share is $0.065 per share and increase the loss per share to $0.43. The amount for Fiscal 2007 was $112,500 which represents 2 months of expense and will be classified as interest expense on the restated financial statements. The loss for Fiscal 2007 will increase to $2,915,917. The affect of this cost on loss per share is less then $0.01 per share and the loss to $0.27 will remain unchanged. The Fiscal 2007 expense was all incurred in the first Fiscal quarter March 31, 2007.

The embedded beneficial conversion feature for the preferred B stock has a discounted value at the date of issuance of $435,000 to be accreted over the two year term of the preferred B stock term. The amount for Fiscal 2006 was $36,250 which represents 2 months of expense and will be classified as dividend expense on the restated financial statements. The affect of this cost on loss per share is $0.003 per share to the common shareholder. The amount for Fiscal 2007 was $217,500 which represents 12 months of expense and will be classified as dividend expense on the restated financial statements. The affect of this cost on loss per share is $0.02 per share to the common shareholders. The Fiscal 2008 has an expense for the total year of $181,250 as dividend expense. Part of this dividend will affect the earnings per share to the common shareholder in the first three Fiscal quarters of the 2008. The total added of the dividend expense for the three fiscal quarters 2008 is estimated at $163,125 or an estimated at $0.009 loss per share to the common shareholder.

The error in the calculation of the embedded beneficial conversion feature was discovered in the process of the Company’s preparation of answers to a comment letter received from the SEC regarding its filing for Fiscal 2007. The Audit Committee of the Board discussed the foregoing matters with the Company’s independent accountants. The Company, with its independent accounting firm, under the supervision of its Audit Committee and with the assistance of an independent accounting expert, is inquiring into the circumstances relating to the foregoing error to assure that there are no other financial reporting or disclosure control items that may be of concern. Due to the ongoing nature of this inquiry, at this juncture, the Company is unable to assess definitively the impact such inquiry may have upon its prior public reports. Nor has the Company determined what changes, if any, will be required to the previously reported results of operations or financial position in response to the inquiry. Once the ongoing inquiry is completed and the results are finalized, the Company will amend and restate its financial statements, as may be appropriate. The Company intends to complete its inquiry in progress and to publish restated financial statements by March 1, 2009.

The Company urges the marketplace not to rely on the Company’s previously issued financial statements for Fiscal 2006 & 2007 and the interim periods within Fiscal 2008 until the publication of the restated financial statements by the Company.

Section 9 Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IPtimize, Inc.

Date: February 10, 2009	By:	/s/ Donald W. Prosser
		Name:	Donald W. Prosser
		Title:	Chief Financial Officer